Exhibit 10.4

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

LICENSE AGREEMENT

This Agreement is made and entered into by and between the University of Iowa Research Foundation (hereinafter “UIRF”) having offices at 2660 University Capitol Centre, Iowa City, Iowa 52242 and Aridis Pharmaceuticals, LLC (hereinafter “Licensee”), having offices at 5941 Optical Court, San Jose, CA 95138

WHEREAS, under the patent policy of The University of Iowa (UI), all inventions and technology arising during the normal course of research and teaching at the UI are assigned and entrusted to the UIRF to obtain patent or other appropriate intellectual property protection and license said technology;

WHEREAS, UIRF is, therefore, owner by assignment from Larry Schlesinger and Bradley Britigan (“Inventors”) of their entire right, title and interest in United States Patent [***] and United States Patent  [***] ([***]);

WHEREAS, UIRF is, therefore, co-owner, with the United States Department of Veterans Affairs (“VA”) by assignment from Bradley Britigan and owner, by assignment from Pradeep Singh (“Inventors”) of their entire right, title and interest in the following patents and patent applications ([***]):

United State Patent Application  [***];

United State Patent Application  [***];

International Patent Application  [***];

European Patent Application  [***];

Australian Patent Application  [***];

Canadian Patent Application  [***];

Japanese Patent Application  [***];

Indian Patent Application  [***];

Chinese Patent Application  [***];

Hong Kong Patent Application  [***];

Mexican Patent Application  [***];

New Zealand Patent Application  [***];

WHEREAS, UIRF and the VA have entered into that certain Cooperative Technology Administration Agreement, effective as of September 18, 2001 (the “Inter-Institutional Agreement”), pursuant to which all inventions and technology arising during the normal course of research and teaching by VA employees at the University of Iowa (“UI”) may be assigned to both the UIRF and the VA, and are entrusted to the UIRF to obtain patent or other appropriate intellectual property protection and UIRF acquired the sole authority to license rights to any such patents, including those included in the UIRF Patent Assets;

WHEREAS, Licensee wishes to obtain an exclusive world-wide license in order to practice the above referenced invention covered by patent rights in the United States and in certain foreign countries, and to manufacture, use and sell in the commercial market the products made in accordance therewith; and

WHEREAS, UIRF wishes to grant such a license to Licensee in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing premises, the parties agree as follows:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

ARTICLE I — DEFINITIONS

1.1                               PATENT RIGHTS shall mean the following patents and patent applications, the inventions described and claimed therein, and any divisions, continuations, continuations-in-part to the extent the claims are directed to subject matter specifically described in the following, patents issuing thereon or reissues thereof; and any and all foreign patents and patent applications corresponding thereto; which will be automatically incorporated in and added to this Agreement and shall periodically be added to Appendix A attached to this Agreement and made part thereof.

United States Patent  [***];

United States Patent  [***];

United States Patent Application  [***]

International Patent Application  [***];

European Patent Application  [***];

Australian Patent Application  [***];

Canadian Patent Application  [***];

Japanese Patent Application  [***];

Indian Patent Application  [***];

Chinese Patent Application  [***];

Hong Kong Patent Application  [***];

Mexican Patent Application  [***];

New Zealand Patent Application  [***]; and

South Africa Patent Application  [***].

1.2                               LICENSED PRODUCTS shall mean any product the manufacture, use, import or sale of which, absent the license granted hereunder, would infringe one or more Valid Claims within the Patent Rights.

1.3                               Net Sales: Net Sales would mean the amounts received by Licensee, Affiliates and sublicensees from sales of Licensed Products (in final form for end use) to a third party, less the following deductions, which are actually incurred, separately itemized or otherwise demonstrated on invoices, and included in and not otherwise deducted from Net Sales:

a)                                     credits or allowances actually granted for damaged Licensed Products, returns or rejections of Licensed Products and retroactive price reductions;

b)                                     freight, packaging, postage, shipping, taxes and customs duties (imposed upon the sale, importation, delivery, or use of a Licensed Product) and insurance charges;

c)                                      normal and customary trade, cash and quantity discounts, allowances and credits;

d)                                     sales, value added, withholding or similar taxes measured by the billing amount, when included in billing.

1.4                               Combination Product: In the event that a Licensed Product is sold in combination with other product(s) for which no royalty would be due if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under this License Agreement shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A + B), where A is the average gross selling price during the applicable calendar quarter of the Licensed Product sold separately to the same category of customers (e.g. patients, health care providers, or product distributors) and B is the average gross selling price during the applicable calendar quarter of the other product(s) and/or services. In the event that such separate sales were not made during the previous calendar quarter then the Net Sales would be as reasonably allocated by Licensee and UIRF in good faith discussion, taking into

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended account the Licensed Product’s proprietary importance relative to the other products or services sold in combination with such Licensed Product.

1.5                               AFFILIATES shall mean any company, corporation, or business in which Licensee owns or controls at least fifty percent (50%) of the voting stock.

1.6                               FIELD shall mean the manufacture, use, sale, offer for sale, import or other exploitation of Gallium compounds, except those claimed in United States Patent [***].

Note: The phrase, “except those claimed in United States Patent [***]”, in the definition of FIELD above, is included by reason of a license agreement granted by UIRF for the practice of that patent by Titan Pharmaceuticals, Inc. Should that license agreement expire or terminate for any reason, the phrase, “except those claimed in United States Patent [***]”, shall be deleted from the definition of FIELD above and United States Patent [***] shall be thereafter included in the definition of Patent Rights under Article 1.1 above, by written amendment to this Agreement, subject to the following:

a)                                     Licensee shall demonstrate compliance with this Agreement, including terms requiring diligent development of technology, reasonably satisfactory to UIRF, and

b)                                     Licensee and UIRF shall negotiate for reimbursement of any unreimbursed expenses relating to PATENT RIGHTS previously licensed to Titan.

1.7                               SUBLICENSE FEES shall mean amounts received by Licensee from a sublicensee in consideration for a sublicense to make and have made, to use and have used, to sell and have sold LICENSED PRODUCTS or practice a LICENSED PROCESSES under the PATENT RIGHTS, including amounts received by way of license issue fees and milestone payments on the sale or distribution of LICENSED PRODUCTS, but excluding amounts received as an earned royalty upon Net Sales. Notwithstanding the foregoing, the following would not be included in the definition of Sublicense Fees: income received by Licensee as payment or reimbursement for research, development or other costs incurred by or for Licensee, including costs associated with materials, equipment or clinical testing; amounts received for securities (equity or debt); amounts paid in consideration for licenses or other rights under intellectual property other than the PATENT RIGHTS, as allocated by Licensee; amounts in consideration for the sale of all or substantially all of the business or assets of Licensee, whether by merger, acquisition of stock or assets or otherwise; and any governmental charges, including withholding or other taxes (but not income taxes), paid or payable by Licensee on amounts received in consideration for a sublicense under the PATENT RIGHTS.

1.8                               “Valid Claims” shall mean any pending or issued claim of any Patent Right that has not expired, nor been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction.

ARTICLE II — GRANT

2.1                               UIRF hereby grants to Licensee and Licensee accepts, subject to the terms and conditions hereof, a worldwide license in the HELD under PATENT RIGHTS to make and have made, to use and have used, import, to sell and have sold the LICENSED PRODUCTS. Such license shall include the right to grant sublicenses in the FIELD, provided made in accordance with this Agreement. Licensee shall provide copies of all such sublicenses within thirty (30) days of execution. In order to provide Licensee with a period of exclusivity, UIRF agrees it will not grant licenses under PATENT RIGHTS to others except as required by UIRF’s obligations in paragraph 2.3 (a) or as permitted in paragraph 2.3 (b). Licensee agrees during the period of exclusivity of this license in the United States that any LICENSED

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

PRODUCT produced for sale in the United States will be manufactured substantially in the United States, to the extent required by Federal law, unless appropriate waivers shall have been obtained as provided by law.

2.2                               The term of this agreement and the exclusive license set forth in Paragraph 2.1 shall be from the effective date of this Agreement until the expiration of the last to expire of the PATENT RIGHTS.

2.3                               The granting and acceptance of this license is subject to the following conditions:

(a)                                 The UI Patent Policy approved in 1983, Public Law 96-517, Public Law 98-620 and UIRF’s obligations under agreements with other sponsors of research as of the Effective Date of this Agreement (UIRF represents that to the best of its knowledge the sole sponsors of research relating to Patent Rights are the VA and the United States National Institutes of Health). Any right granted in this Agreement greater than that permitted under Public Law 96-517 or Public Law 98-620 shall be subject to modification as may be required to conform to the provision of that statute. UIRF represents that the Public Laws 96-517 and 98-620 are consistent with and do authorize the grant of rights made under 2.1 above.

(b)                                 The right to grant non-commercial licenses on reasonable terms and conditions under 35U.S.C.§200-212 or 15 U.S.C. 3710a, and other applicable governmental implementing regulations, whichever may be appropriate.

(c)                                  UIRF reserves for itself, Inventors, and future not-for-profit employers of Inventors, the right to make and to use for educational, research, and patient care and treatment purposes (with respect to patient care and treatment, at UIRF only) only, the subject matter described and claimed in PA VENT RIGHTS. UIRF further reserves the right to provide and to grant non-exclusive licenses to make and use subject matter covered by PATENT RIGHTS to not-for-profit organizations and government entities for internal research and scholarly purposes only.

(d)                                 Licensee shall pay all future costs connected with the commercial development of the LICENSED PRODUCTS, including but not limited to the costs of complying with applicable governmental testing, approvals and regulations.

(e)                                  Licensee shall use reasonable efforts to effect introduction of the LICENSED PRODUCTS into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment; thereafter, until the expiration of this Agreement, Licensee shall endeavor to keep LICENSED PRODUCTS reasonably available to the public.

(f)                                   Licensee has submitted to UIRF a development plan attached hereto as an appendix. Licensee shall use commercially reasonable efforts to follow the development plan. The development plan shall include benchmark dates for development as negotiated by Licensee and UIRF. Licensee shall demonstrate compliance with the benchmark dates set out in the development plan, or shall demonstrate to UIRF’s reasonable satisfaction that Licensee (Or Affilliates or sublicensees, as the case may be) has taken, or can be expected to take within a reasonable time, effective steps to correct the failure to achieve the relevant benchmark in order to achieve that benchmark within the earliest reasonably possible time. If Licensee has not met the milestones in the development plan, either as originally listed or agreed to by UIRF after demonstration by Licensee, UIRF may furnish Licensee with written notice of the determination thereof. Within sixty (60) days after receipt of the notice, Licensee shall either, at its option (i) fulfill the relevant obligation, or (ii) provide to UIRF a mutually acceptable schedule of revised diligence obligations and plans to meet the same. In the case of (ii), UIRF and Licensee shall meet and discuss such revised

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended obligations and plans, and UIRF shall consider such revisions in good faith. If the UIRF does not find the revised timeline, data and plan reasonably acceptable in its good faith discretion, UIRF may, upon fifteen (15) days written notice to Licensee, terminate the license granted under this Agreement

(g)                                  All sublicenses granted by Licensee hereunder shall include a requirement that the sublicensee use efforts at least equivalent to those required of Licensee to bring the subject matter of the sublicenses into commercial use as quickly as is reasonably possible, and shall bind the sublicensee to meet Licensee’s obligations to UIRF under this Agreement and a copy of this Agreement shall be attached to such sublicense agreements. Royalties charged for sublicenses by Licensee shall not be in excess of normal trade practice. Copies of all sublicense agreements shall be provided to UIRF.

(h)                                 In accordance with the rights reserved to the Government under 35 U.S.0 §203 and succeeding statutes, the Government shall retain the right to require UIRF or its Licensee to grant a sublicense to a responsible applicant on terms that are reasonable under the circumstances. The Government may exercise its tights retained herein only in exceptional circumstances and only if the Government determines that (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by UIRF; (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by UIRF; or (iii) UIRF has failed to comply with an agreement containing provisions described in 35 U.S.0 §204 or 15 U.S.0 3710a©(4)(B), whichever is appropriate.

(i)                                     A license in any other field of use in addition to the FIELD shall be the subject of a separate agreement and shall require Licensee’s submission of evidence, satisfactory to UIRF, demonstrating its willingness and ability to develop and commercialize the kinds of products or processes likely to be encompassed in such other field. If UIRF has non-exclusively licensed in such other field prior to Licensee’s request, HIRE shall grant to Licensee a non-exclusive license under terms and conditions at least as favorable as the previous non-exclusive license.

2.4                               UIRF hereby grants to Licensee the right to extend the licenses granted or to be granted in paragraphs 2.1 and 2.3 to an AFFILIATE subject to the terms and conditions hereof.

2.5                               All rights reserved to the United States Government and others under Public Law 96-517, 98-620, 35U.S.C.§200-212, 37 CFR part 401 et.al., and succeeding statutes. To the extent set out in those statutes, the Government shall have the nonexclusive, nontransferable, irrevocable, royalty-free, paid-up right to practice or have practiced the PATENT RIGHTS throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory.

ARTICLE III — ROYALTIES, PAYMENTS

3.1                               Licensee shall pay to UIRF a non-refundable license fee in the sum of  [***] upon sixty (60) days following execution of this Agreement and a sum of  [***]  upon notice by the U.S. Patent Office that any claims in United States Patent Application  [***] (or any continuation thereof) applicable to a human therapeutic use of Gallium will be allowed.

3.2                               (a)                                 Licensee shall pay UIRF within thirty (30) days after the end of each calendar quarter, during the term of the license of paragraph 2.1, a royalty of [***] of the NET SALES of all LICENSED PRODUCTS sold by Licensee and its AFFILIATES or sublicensees.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

(b)                                 In the case of sublicenses, Licensee shall also pay to UIRF [***] of SUBLICENSE FEES received prior to the filing of an IND for a therapeutic Licensed Product, and [***] of SUBLICENSE FEES thereafter. All royalties paid on SUBLICENSE FEES under this section relating to a specific milestone listed under section 3.3, shall be creditable against that same milestone payment due under 3.3.

(c)                                  On sales between Licensee and its AFFILIATES or sublicensees for resale, the royalty shall be paid on the resale only.

3.3                               Licensee shall pay to UIRF the applicable non-refundable, non-recoverable, and non-creditable milestone payment set forth below within forty five (45) days after the end of the calendar quarter during which each milestone event for the Licensed Product referenced below occurs is first achieved (i.e., each milestone payment shall not be due more than one (1) time each) by Licensee, Affiliate or Sublicensee.

a)                                     [***] upon initiation of FDA, or foreign equivalent, Phase II Clinical Trial for a therapeutic;

b)                                     [***] upon initiation of FDA, or foreign equivalent, Phase III Clinical Trial for a therapeutic;

c)                                      [***] upon filing with the FDA, or foreign equivalent, an NDA for a therapeutic;

d)                                     [***] upon approval by FDA, or foreign equivalent, an NDA for a therapeutic;

e)                                      [***] upon completion of FDA, or foreign equivalent, Phase II Clinical Trial for a Medical Device or a coating for a Medical Device;

f)                                       [***] upon completion of FDA, or foreign equivalent, Phase III Clinical Trial for a Medical Device or a coating for a Medical Device;

g)                                      [***] upon approval by FDA, or foreign equivalent, an NDA for a Medical Device or a coating for a Medical Device;

3.4                               UIRF shall have the right to terminate this license in the event that Licensee does not pay to UIRF at least  [***] per year, beginning on the third anniversary of the Effective Date of the License Agreement, under Articles 3.2 and 3.3 combined, or pay to UIRF the amount of any deficiency thereto upon filing of the final royalty report for that year. Sponsored research and patent reimbursement shall not count towards this milestone. Only monies paid under Articles 3.2 and 3.3 (or the make-up of any deficiency paid under this Article 3.4) shall count as meeting the minimum  [***].

3.5                               Should Licensee (or any entity or person acting on its behalf, with Licensee’s express permission) bring any action or claim challenging the validity or enforceability of PATENT RIGHTS in any forum, UIRF shall have the option to terminate this Agreement upon 30 days notice to Licensee.

ARTICLE IV — REPORTING

4.1                               Prior to signing this Agreement, Licensee has provided to UIRF a written research and development plan, attached hereto as an appendix, under which Licensee intends to bring the subject matter of the licenses granted hereunder into commercial use upon execution of this Agreement.

4.2                               Licensee shall provide written annual reports within sixty (60) days after June 30 of each calendar year which shall include but not be limited to: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months as well as plans for the coming year. If progress differs from that anticipated in the plan provided under 4.1, Licensee shall explain the reasons for the difference and propose a modified plan for UIRF’s review and approval. Licensee shall also provide any reasonable additional data UIRF requires to evaluate Licensee’s performance.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

4.3                               Licensee shall report to UIRF the date of first sale of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country within thirty (30) days of occurrence.

4.4                               (a)                                 After the date of first sale of LICENSED PRODUCTS, Licensee agrees to submit to UIRF within sixty (60) days (ninety [90] days if the report includes activities of sublicensees) after the calendar quarters ending March 31, June 30, September 30, and December 31, reports setting forth for the preceding three (3) month period at least the following information:

i)                                         the number of the LICENSED PRODUCTS sold by Licensee, its AFFILIATES and sublicensees in each country;

ii)                                      total receipts for such LICENSED PRODUCTS;

iii)                                   an accounting for all LICENSED PROCESSES used or sold;

iv)                                  deductions applicable to determine the NET SALES thereof;

v)                                     the amount of royalty due thereon;

and with each such royalty report to pay the amount of royalty due. Such report shall be certified as correct by an officer of Licensee and shall include a detailed listing of all deductions from royalties as specified herein. If no royalties are due to DIRE for any reporting period, the written report shall so state. If royalties for any calendar year do not equal or exceed the minimum royalties established in paragraph 3.4, Licensee shall include the balance of the minimum royalty with the payment for half year ending December 31.

(b)                                 All payments due hereunder shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of each royalty period. Such payments shall be without deduction of exchange, collection or other charges.

(c)                                  All such reports shall be maintained in confidence by UIRF, except as required by law, including Public Law 96-517 and 98-620.

(d)                                 Late payments shall be subject to an interest charge of [***] per month.

ARTICLE V — RECORD KEEPING

5.1                               Licensee shall keep, and shall require its AFFILIATES and sublicensees to keep, accurate and correct records of LICENSED PRODUCTS made, used or sold under this Agreement, appropriate to determine the amount of royalties due hereunder to UIRF. Such records shall be retained for at least five (5) years following a given reporting period. They shall be available during normal business hours for inspection at the expense of UIRF by UIRF’s Internal Audit Department or by an independent Certified Public Accountant selected by HIRE and approved by Licensee for the sole purpose of verifying reports and payments hereunder. In the event that any such inspection shows an underreporting and underpayment in excess of ten percent (10%) for any twelve (12) month period, then Licensee shall pay the cost of such examination as well as any additional sum that would have been payable to UWE had the Licensee reported correctly, plus interest.

ARTICLE VI — FILING, PROSECUTION AND MAINTENANCE OF PATENTS

6.1                               Licensee shall reimburse UIRF for seventy-five percent (75%) of all reasonable expenses UIRF has incurred for the preparation, filing, prosecution and maintenance of PATENT RIGHTS [***] up to the Effective Date of this License Agreement, on the following schedule: one-half of such amounts shall be reimbursed within sixty (60) days of the Effective Date and the remaining second half within one

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended hundred twenty (120) days of the Effective Date. Licensee shall reimburse UIRF seventy-five percent (75%) for all such future expenses upon receipt of invoices from UIRF, thirty (30) days net. Late payment of these invoices shall be subject to interest charges of one and one-half percent (1 1/2%) per month. UIRF represents that the two current agreements for the patent rights shall total one-hundred percent (100%) reimbursement of all patent costs. UIRF further agrees that through duration of this License Agreement, should UIRF license the Patent Rights to another third party, then UIRF shall inform Licensee and agree with Licensee to an appropriate pro rata reduction (based on the costs of prosecution associated with Patent Rights licensed to such third party) in Licensee’s contribution to the patent expenses. UIRF shall take responsibility for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in PATENT RIGHTS. UIRF shall promptly inform Licensee regarding all matters directly pertaining to prosecution of PATENT RIGHTS, and shall seek Licensee’s counsel concerning all proposed course of action affecting the PATENT RIGHTS, including but not limited to in which countries patent protection should be obtained and all proposed course of action in any interference proceedings.

6.2                               UIRF and Licensee shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS and of all patents and patent applications licensed to Licensee hereunder, executing all papers and instruments or requiring members of UIRF to execute such papers and instruments as to enable UIRF to apply for, to prosecute and to maintain patent applications and patents in UIRF’s name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

6.3                               If Licensee elects to no longer pay the expenses of a patent application or patent included with PATENT RIGHTS, Licensee shall notify UIRF not less than sixty (60) days prior to such action and shall thereby surrender its rights under such patent or patent application.

ARTICLE VII — MARKING

7.1                               If a licensed patent has been or is subsequently issued to UIRF covering any feature or features of the LICENSED PRODUCTS, Licensee agrees to mark each and every package or container in which the LICENSED PRODUCTS are used or sold by or for Licensee with marking complying with the provisions of Title 35, U.S. Code, Section 287, if required, or any future equivalent provisions of the United States relating to the marking of patented devices, or with marking complying with the law of the country where the LICENSED PRODUCTS are shipped, used or sold.

ARTICLE VIII — INFRINGEMENT

8.1                               With respect to any PATENT RIGHTS under which Licensee is exclusively licensed in a FIELD pursuant to this Agreement, Licensee or its sublicensee shall have the right to prosecute in its own name and at its own expense any infringement within the FIELD of such patent, so long as such license is exclusive at the time of the commencement of such action. UIRF agrees to notify Licensee promptly of each infringement of such patents of which UIRF is or becomes aware. Before Licensee or its sublicensees commences an action with respect to any infringement of such patents Licensee shall give careful consideration to the views of UIRF and to potential effects on the public interest in making its decision whether or not to sue and in the case of a Licensee sublicense, shall report such views to the sublicensee.

8.2                               If Licensee elects to sue for patent infringement, UIRF agrees to be named as nominal third party plaintiff if necessary to the commencement of any such action, and further agrees to provide any information available to UIRF and needed by Licensee in prosecuting such action. Licensee shall

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended reimburse UIRF for any costs it incurs as part of an action brought by Licensee or its sublicensee, irrespective of whether UIRF shall become a co-plaintiff.

8.3                               If Licensee or its sublicensee elects to commence an action as described above, Licensee may reduce, by up to fifty percent (50%), the royalty due to UIRF earned under the patent subject to suit by fifty percent (50%) of the amount of the expenses and costs of such action, including attorney fees. In the event that such fifty percent (50%) of such expenses and costs exceed the amount of royalties withheld by Licensee for any calendar year, Licensee may to that extent reduce the royalties due to UIRF from Licensee in succeeding calendar years, but never by more than fifty percent (50%) of the royalty due in any one year.

8.4                               No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UIRF, which consent shall not be unreasonably withheld.

8.5                               Recoveries or reimbursements from such action shall first be applied to reimburse Licensee and UIRF for litigation costs not paid from royalties and then to reimburse UIRF for royalties withheld. Any remaining recoveries or reimbursements shall be shared 75% to the Party electing to pursue and 25% to the other Party.

8.6                               In the event that Licensee and its sublicensee, if any, elect not to exercise their right to prosecute an infringement of the PATENT RIGHTS pursuant to the above paragraphs, UIRF may do so at its own expense, controlling such action and sharing recoveries as provided in section 8.5.

8.7                               If a declaratory judgment action alleging invalidity of any of the PATENT RIGHTS shall be brought against Licensee, or UIRF, then UIRF, at its sole option, shall have the right to intervene and take over the sole defense of the action at its own expense.

8.8                               UIRF shall have no obligation to defend any action for infringement brought against Licensee by a third party. In the event Licensee is sued by a third party, and as a result of the settlement of such suit is required to pay a royalty to a third party on a LICENSED PRODUCT, the amount of royalty paid will be deducted from the royalty payment due to the UIRF for that LICENSED PRODUCT. In the event the settlement prevents the Licensee from continuing sales of a LICENSED PRODUCT, no additional royalties and/or minimum royalties will apply for that LICENSED PRODUCT.

ARTICLE IX — TERMINATION OF AGREEMENT

9.1                               Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder shall cease, except as follows:

(a)                                 UIRF’s right to receive or recover and Licensees obligation to pay royalties accrued or accruable for payment at the time of any termination;

(b)                                 Licensees obligation to maintain records and UIRF’s right to conduct a final audit as provided in Article V of this Agreement; and

(c)                                  Any cause of action or claim of UIRF, accrued or to accrue because of any breach or default by Licensee.

9.2                               In the event Licensee fails to make payments due hereunder, UIRF shall have the right to terminate this Agreement upon forty-five (45) days written notice, unless Licensee makes such payments

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended plus interest within the forty-five (45) day notice period. If payments are not so made, UIRF may immediately terminate this Agreement.

9.3                               In the event that Licensee shall be in default in the performance of any obligations under this Agreement (other than as provided in 9.2 above which shall take precedence over any other default), and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, UIRF may terminate this Agreement immediately by written notice.

9.4                               If Licensee shall (a) make a general assignment for the benefit of creditors, (b) file or have filed against it a petition in bankruptcy or seeking reorganization (and, in the case of a petition filed against Licensee, such petition is not dismissed or stayed by the earlier of the date that is (i) 90 days after the date that such petition is filed, or (ii) the date that an order for relief is granted by the bankruptcy court in connection therewith), (c) voluntarily commence any case, proceeding or other action or file any petition seeking relief under Title 11 of the United States Code, (d) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, or (e) apply for or consent to the employment of a receiver, trustee, custodian, sequestrator or similar official in bankruptcy for the Licensee; then Licensee shall notify UIRF and provide its plan, if any, for emerging from such proceeding or removing such assignment. UIRF shall review the plan in good faith and, if deemed sufficient in its reasonable discretion to emerge from such proceeding or remove such assignment, shall maintain this Agreement for a reasonable time; otherwise, it shall have the right to terminate this Agreement upon thirty (30) days written notice. In the event that Licensee commences any bankruptcy proceeding, it shall not thereafter deliver any Patent Rights constituting intellectual property (or any embodiments of such intellectual property) to any third party.

9.5                               Any sublicenses granted by Licensee under this Agreement shall provide for termination or assignment to UIRF, at the option of HIRE, of Licensee’s interest therein upon termination of this Agreement, except that UIRF will, to the extent it is legally able to do so, offer to the sublicensee a license agreement as immediately described below, provided that the sublicensee: CO reaffirms the terms and conditions of this Agreement as it relates to the rights the sublicensee has been granted under the sublicense; (ii) agrees to abide by all of the terms and conditions of this Agreement applicable to such sublicensee. and to discharge directly all pertinent obligations of Licensee which Licensee is obligated hereunder to discharge; (iii) acknowledges that UIRF shall have no obligations to the sublicensee other than its obligations set forth in the License Agreement with regard to Licensee; and (iv) can demonstrate to UIRF that sublicensee has at least an equal amount of capital and ability as Licensee to diligently advance the Patent Rights for commercial use. UIRF agrees that, provided UIRF receives notice that complies with the immediately preceding sentence, and sublicensee is not in breach of its sublicense, UIRF shall grant to such sublicensee license rights and terms equivalent to the sublicense rights and terms which Licensee shall have granted to said sublicensee.

9.6                               Licensee shall have the right to terminate this Agreement by giving ninety (90) days advance written notice to DIRE to that effect. Upon termination, a final report shall be submitted and any royalty payments and unreimbursed patent expenses due to DIRE become immediately payable.

9.7                               Licensee shall have the right during a period of six (6) months following the effective date of such termination to sell or otherwise dispose of the LICENSED PRODUCT existing at the time of such termination, and shall make a final report and payment of all royalties related thereto within sixty (60) days following the end of such period or the date of the final disposition of such inventory, whichever first occurs.

9.8                               Termination of this agreement to a LICENSED PRODUCT shall not alter the rights and obligations of the parties to the remaining LICENSED PRODUCTS.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

ARTICLE X — ASSIGNMENT

10.1                        The rights and licenses granted by UIRF in this agreement are specific and may not be assigned or otherwise transferred to any party other than to the acquirer of substantially all the business interest of Licensee relating to the PATENT RIGHTS, without the prior written approval of UIRF. Any attempted assignment or transfer without such approval except as provided in the preceding sentence shall be void and shall automatically terminate all rights of Licensee under this Agreement.

ARTICLE XI — REPRESENTATIONS AND WARRANTIES: LIMITATIONS

11.1                        Nothing in this agreement shall be construed as:

(a)                                 A warranty or representation by UIRF as to the validity or scope of any LICENSED PATENT; or

(b)                                 A warranty or representation that anything made, used or sold under the license granted in this agreement is or will be free from infringement of patents owned by third parties; or

(c)                                  Conferring a right to use in advertising, publicity or otherwise the name of the UI or UIRF, or the inventors. Unless required by law, or unless specifically approved in advance in writing by UIRF, Licensee’s use of the name “The University of Iowa” or the name of any University of Iowa college, department, or inventor in advertising, publicity or other promotional activities is expressly prohibited.

11.2                        UIRF represents that, to the best of its knowledge, anything made, used or sold under this agreement will be free from infringement of patents of third parties.

11.3                        UIRF EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PA PENT RIGHTS, OR INFORMATION SUPPLIED BY UIRF, LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT. UIRF assumes no responsibilities whatever with respect to design, development, manufacture, use, sale or other disposition by Licensee or AFFILIATES of LICENSED PRODUCTS, or LICENSED PROCESSES. The entire risk as to the design, development, manufacture, offering for sale, sale, or other disposition and performance of LICENSED PRODUCTS and LICENSED PROCESSES is assumed by Licensee and AFFILIATES.

11.4                        To the best knowledge of UIRF, UIRF and VA are the sole owner by assignment of the Patent, the Inter-Institutional Agreement is in full effect and UIRF has committed no material breach nor proffered or received any notice of termination under that Agreement, and UIRF has the authority to enter into this Agreement and license the Patent Rights on behalf of itself and VA, and the patents and applications listed in Patent Rights comprise all filings relating to the subject matter disclosed in those patents and applications by the inventors listed therein that are owned by UIRF and VA. During the term of this Agreement, UIRF shall use its best efforts to maintain the Inter-Institutional Agreement (attached as appendix hereto) and all of UIRF’s rights thereunder with VA in full force and effect.

ARTICLE XII — GENERAL

12.1                        (a)                                 Licensee shall indemnify, defend and hold harmless UIRF and the University of Iowa and their current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (the “Indemnities”), against any liability, damage, loss or expenses (including reasonable attorneys’ fees and

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended expenses of litigation) incurred by or imposed upon the Indemnities or any one of them in connection with any claims, suits, actions, demands or judgments arising out any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

(b)                                 Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to UIRF to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

(c)                                  Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or AFFILIATE or agent of Licensee, Licensee shall, at its sole cost and expense procure and maintain Commercial General Liability insurance in amounts not less than $2,000,000 per occurrence and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process or service Licensee shall, at its sole cost and expense, procure and maintain Commercial General Liability insurance in such equal or lesser amounts as UIRF shall require, naming the Indemnitees as additional insureds. Such Commercial General Liability insurance shall provide coverage for bodily injury and property damage, including completed operations, personal injury, coverage for contractual employees, blanket contractual and products and completed operations. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to UIRF. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under this Agreement. Policy shall contain a severability of interests provision.

(d)                                 Licensee shall provide UIRF with a certificate of liability insurance at the time insurance is required under 12.1 (c). Licensee shall provide UIRF with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such thirty (30) day period, UIRF shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods.

(e)                                  Licensee shall maintain such Commercial General Liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Licensee or by a sublicensee, AFFILIATE or agent of Licensee and (ii) a reasonable period after the period referred to in (e)(i) above which in no event shall be less than fifteen (15) years.

12.2                        In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflicts amicably between themselves. Subject to the limitation stated in the final sentence of this section, any such conflict which the parties are unable to resolve may be settled through arbitration conducted in accordance with the rules of the American Arbitration Association. In the event a dispute is arbitrated, the demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statutes of limitation. Such arbitration shall be held in Des Moines, Iowa. The award through arbitration shall be final and binding. Either party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant.

12.3                        Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal, or unenforceable, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

12.4                        No waiver by a Party of any breach of this Agreement, no matter how long continuing or how often repeated, shall be deemed a waiver of any subsequent breach thereof, nor shall any delay or omission on the part of a Party to exercise any right, power or privilege hereunder be deemed a waiver of such right, power or privilege.

12.5                        The relationship between the Parties is that of independent contractor and contractee. Licensee shall not be deemed to be an agent of UIRF in connection with the exercise of any rights hereunder, and shall not have any right or authority to assume or create any obligation or responsibility on behalf of UIRF.

12.6                        No party hereto shall be deemed to be in default of any provision of this Agreement, or for any failure in performance, resulting from acts or events beyond the reasonable control of such Party, such acts of God, acts of civil or military authority, civil disturbance, war, strikes, fires, power failures, natural catastrophes or other “force majeur” events.

ARTICLE XIII — NOTICES; APPLICABLE LAW

13.1                        Any notice, report or payment provided for in this Agreement shall be deemed sufficiently given if in writing and when sent by express courier, certified or registered mail addressed to the party for whom intended at the address set forth below, or to such address as either party may hereafter designate in writing to the other:

(a) For the UIRF:	University of Iowa Research Foundation
Attn: Executive Director
2660University Capitol Centre
Iowa City, Iowa 52242-5500

(b) For the Licensee:	Eric Patzer or Vu Truong
Aridis Pharmaceuticals
5941 Optical Court
San Jose, CA 95138

13.2                        This Agreement shall be construed, interpreted, and applied in accordance with the laws of the State of Iowa.

13.3                        Licensee agrees to comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. Licensee hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Licensee or its AFFILIATES or sublicensees, and that it will

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended defend and hold UIRF harmless in the event of any legal action of any nature occasioned by such violation.

ARTICLE XIV — INTEGRATION

14.1                        This Agreement constitutes the final and entire agreement between the parties, and supersedes all prior written agreements and any prior or contemporaneous oral understanding regarding the subject matter hereof. Any representation, promise or condition in connection with such subject matter which is not incorporated in this agreement shall not be binding on either party. No modification, renewal, extension or termination of this agreement or any of its provisions shall be binding upon the party against whom enforcement of such modification, renewal, extension or termination is sought, unless made in writing and signed on behalf of such party by a duly authorized officer.

IN WITNESS WHEREOF, each of the parties have caused this agreement to be executed by its duly authorized representative. The Effective Date of this Agreement is October 22, 2016            .

Signed this 22 day of October, 2010		Signed this 18th day of October, 2010

LICENSOR		LICENSEE
The University of Iowa Research Foundation		Aridis Pharmaceuticals, LLC

By:	/s/ Pamela York	By:	/s/ Eric Patzer
Name:	Pamela York	Name:	Eric J. Patzer
Title:	Executive Director	Title:	President

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Appendix A

The following comprise PATENT RIGHTS:

United State Patent Application No. 60/526,907, titled “Gallium Inhibits Biofilm Formation”, filed December 4, 2003; United State Patent Application No. 11/004,049, titled “Gallium Inhibits Biofilm Formation”, filed December 3, 2004; International Patent Application No. PCT/USO4/40525, titled “Gallium Inhibits Biofilm Formation”, filed December 3, 2004;

European Patent Application No. 04817941.0, titled “Gallium Inhibits Biofilm Formation”, priority date December 3, 2004;

Australian Patent Application No. 2004296178, titled “Gallium Inhibits Biofilm Formation”, priority date December 3, 2004;

Canadian Patent Application No. 2,547,982, titled “Gallium Inhibits Biofilm Formation”, priority date December 3, 2004; Japanese Patent Application No. 2006-542790, titled “Gallium Inhibits Biofilm Formation”, priority date December 3, 2004;

Indian Patent Application No. 3724/DELNP/2006, titled “Gallium Inhibits Biofilm Formation”, priority date December 3, 2004;

Chinese Patent Application No. 200480039693.X, titled “Gallium Inhibits Biofilm Formation”, priority date December 3, 2004;

Hong Kong Patent Application No. 07101980.3, titled “Gallium Inhibits Biofilm Formation”, filed February 22, 2007; Mexican Patent Application No. PA/A/2006/006379, titled “Gallium Inhibits Biofilm Formation”, priority date December 3, 2004, issuing as Patent No. 267209, issuing date June 4, 2009;

New Zealand Patent Application No. 547884, titled “Gallium Inhibits Biofilm Formation”, priority date December 3, 2004, issuing as Patent No. 547884, issuing date February 11, 2010;

South Africa Patent Application No. 2006/05428, titled “Gallium Inhibits Biofilm Formation’, priority date December 3, 2004, issuing as Patent No. 2006/05428, issuing date February 28, 2008;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

APPENDIX B

PanaecinTM Product Development Plan

Background
Gallium has an extensive history of therapeutic use in humans. It is the active component of a commercial product (Ganite®) that is used to treat hypercalcemia related to cancer (1). In addition, there is a rich clinical history testing various gallium salts in over 1,000 cancer patients (2,3) and using 67Ga scans to detect areas of infection and inflammation. As a result, there is a well understood safety profile of gallium nitrate when administered in large doses (200-400 mg/24h), both acutely and chronically, and as an intravenous (iv) infusion. More recently, the anti-infective properties of gallium have been increasingly recognized. Gallium is a semi-metallic compound with similar chemical characteristics to iron, particularly in atomic radius and electron negativity. It binds to many iron binding proteins, such as bacterial siderophores, and unlike iron, gallium cannot be reduced, or readily dislodged from iron binding proteins, since sequential oxidation and reduction are critical for many of iron’s biological functions. As a consequence, many critical enzymatic pathways in bacteria, which require iron, such as DNA synthesis, metabolic conversion, electron transport and oxidative stress defense are disrupted leading to growth inhibition (4). This mechanism of action mimics that of host defenses, which have evolved to combat both acute and chronic infection by sequestering iron. Thus, gallium is a new anti-infective with a mechanism of action that differs from all current antibiotics. One of the most extensive studies of the antibacterial activity of gallium has been performed with P. aeruginosa. Gallium inhibits P. aeruginosa growth with a minimum inhibitory concentration (MIC90) and minimum bactericidal concentration (MBC) of approximately 10 pM (0.7 pg/mL; ref. 5). Furthermore, gallium nitrate inhibits the formation of P. aeruginosa biofilms at 0.1 pg/mL and disrupts pre-existing biofilms at 7 pg/mL (5).

Preclinical Development
Studies at Aridis have shown that gallium has excellent activity against P. aeruginosa clinical isolates with varying degrees of antibiotic resistance (Table 1) with 10 of 11 strains exhibiting complete inhibition at gallium concentrations below 1 ug/mL. Time to kill kinetics also demonstrated that even at concentrations 10-fold lower than the maximally achievable clinical dose, P. aeruginosa was completely killed within 3 hours of exposure to gallium (Figure 1). Furthermore, the activity of gallium against a broad spectrum of bacteria (Appendix 1, Table 4) particularly those that chronically colonize the lungs of CF patients, such as P. aeruginosa, Burkholderia cepacia, Staphylococcus aureus and methicillin-resistant S. aureus (MRSA) confirms that it is a promising drug candidate for treatment of chronic lung infections in CF patients, non-CF bronchiectasis patients and for the treatment of chronic obstructive pulmonary disease (COPD).

Table 1

[Table and Image]

Process Development and Manufacturing Drug Substance
Bulk GMP material (drug substance) suitable for clinical testing is commercially available from several contract manufacturers. Aridis evaluated Regis Technologies, Inc. (Morton Grove, IL) and Johnson Matthey (West Deptford, NJ) as contract manufacturers and will purchase GMP drug substance for initial clinical testing from one of these vendors.

Formulation Development
Rationale for the use of inhaled gallium for the treatment of lung infections
As mentioned, clinical data have demonstrated the safety of gallium when administered in large doses

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

(200-400 mg/24h), both acutely and chronically (2,3). Aridis’ projected pulmonary daily dose (15 mg of gallium nitrate) is a small fraction of the iv doses used with the GaniteTM product.

Progression toward reduced systemic exposure, reduced dose and administration time with inhalable antibiotics.
Current therapies to control P. aeruginosa infections in CF patients are inconvenient and exert a limited impact on mortality. The current standard of care to treat P. aeruginosa lung infections in CF patients, which represents a significant advancement, is twice-daily treatment of tobramycin solution administered by oral inhalation for alternating 28-day on/off cycles. Pulmonary delivery has been shown to significantly increase local lung bioavailability and reduce systemic toxicity (Figure 2). The downside of pulmonary administration is that CF patients may spend nearly three hours on an average day on inhalation therapy (i.e. saline solution, antibiotic and DNase treatment; 6), which impacts their quality of life and has become an important factor in the development of new drug therapies. In this regard, recent advances in powder inhalers and more efficient liquid nebulizers have enabled a marked reduction in dose level and dosing time.

FIGURE 2. (A) Mean peak tobramycin level in serum following administration via I.V. infusion at 6 to 10.8 mg/kg/day, dry powder inhalation, 4 X 28-mg capsules BID and solution inhalation 300mg BID. (B) Mean peak tobramycin levels in sputum following same dosing regimes.

We will develop gallium as an inhaled therapy, because it maximizes the dose at the site of infection and minimizes the systemic exposure. Gallium has been formulated into a liquid that can be readily inhaled into the lungs using a commercially available nebulizer device (Aeroneb® Go, Aerogen, Inc.). In preliminary preclinical studies, gallium administered into the lungs of rats intratracheally was shown to have a lung half-life of 16.5 hrs, which may allow a dosing frequency of about once a day. We will extend these studies by producing material initially for preclinical testing and GLP toxicology studies, and subsequently phase 1 and 2A clinical trials. A potentially more convenient powder formulation may be bridged into phase 2 clinical studies once initial efficacy has been established.

The formulation development has been performed at the Aridis facility. Once a clinical scale process is developed, then it will be transferred to the manufacturing facility where clinical scale formulation (drug product) will be produced under GMP manufacturing conditions.

Preclinical Safety Testing
Non-GLP Studies
Liquid and dry powder formulations were subjected to in vitro bacterial killing tests and acute mouse protection studies (5) to ensure that Panaecin has retained full activity. The minimum inhibitory concentration (MIC) and time to kill (TTK) were calculated for a representative sample of P.aeruginosa including both clinical isolates and standard laboratory strains. MIC and TTK will be determined for other lung pathogens including S. aureus, B. cepacia, H. influenza, S. pneumonia, Stenotrophomonas maltophilia and Klebsiella pneumonia. Panaecin has been tested in a non-GLP rat intratracheal instillation study to determine the deposition in the lung and the half-life of the residence time in the lung. The data displayed in Fig 3 indicates a half-life of 2-3 days for gallium in the lung.

GLP studies
Overview. GLP inhalation toxicology testing will be performed at contract laboratory and included in an IND with US FDA. Although Ganite® has been tested in >1,000 patients for cancer indications with an

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended extensive literature on the toxicology of systemic and oral administration, the FDA indicated that inhalation toxicology studies in two animal species will be required to initiate clinical testing of inhaled formulations. Several laboratories were identified with expertise in performing GLP inhalation toxicology studies in rats and dogs, and Huntingdon Life Sciences (East Milstone, NJ) has been selected. The study design mimics the administration of gallium in the proposed phase 1 and 2A clinical studies where gallium will be administered for up to 14 days. Expanded, longer duration toxicology studies are planned to support future clinical trials.

Maximum Tolerated Dose (MTD) Studies in Rats. MTD studies will be conducted in rats to determine the highest dose that can be safely administered to animals under routine exposure conditions. The MTD studies will be single dose administrations followed by blood collection at multiple time points to determine systemic levels of compound from tidal breathing animal exposures. Depending on the observed response of rats, after a washout period of 2 days, the exposure concentration will be increased or decreased for subsequent exposures for up to a maximum of 4 treatments to identify the maximum tolerated inhaled dose. In phase 2, rats will be exposed for 7 days to confirm the maximum tolerated or maximum practical dose. The following evaluations will be performed: twice daily viability and clinical observations, physical examinations at pretest, 2 hours after exposure and weekly thereafter, body weights, complete macroscopic examination and histology of entire respiratory tract will be performed on all animals 14-days after exposure.

14 Day Inhalation Toxicology Studies in Rats. These will be the definitive GLP toxicology studies. 10 male and 10 female animals per dose with four doses (low, mid, high, control; 80 total). For toxicokinetic analysis 3 male and 3 female animals will be used for the control group (6 total) and 9 male and 9 female animals will be used for each dose group (54 total). Evaluations will be as described above and will also include food consumption, ophthalmology examinations, and hematology, coagulation, clinical chemistry and urinalysis on day 14. Samples for toxicokinetic analyses will be collected on days 1 and 14 at 6 time points with 3 animals/sex/dose/timepoint being evaluated. 0.5 mL of blood will be collected at each time point and the sample processed and stored frozen until analysis. Microscopic examination of a complete tissue set (including up to 4 gross lesions) will be performed on all main study animals in the control and high dose groups (low and mid dose groups available, if needed) and examination of the respiratory tract and lymphoid tissues (including up to 4 gross lesions) will be performed on all main study animals in the low and mid-dose groups.

Maximum Tolerated Dose (MTD) Studies in Dogs. MTD studies will be conducted in dogs (purebred Beagles, 8 to 9 Months Old, 1 male and 1 female per group, 4 animals total) to determine the highest dose that can be safely delivered to animals under routine exposure conditions. Animals will be exposed by facemask or oro-pharyngeal administration (1 hr/day for mask or up to 10 min/day for OP) at each target dose. Dosing will proceed as described for MTD study in rats. In phase 2, an additional 1 male and 1 female dog will be exposed to confirm the maximum tolerated or maximum practical dose during a 7 day treatment period. Evaluations will be as described above for MTD in rats with the addition of a qualitative electrocardiogram at pretest and days 1 and 7, and samples will be collected for toxicokinetic evaluations on days 1 and 7 at 6 timepoints per occasion.

14 Day Inhalation Toxicology Studies in Dogs. These will be the definitive GLP toxicology studies with a similar design to the 14 day inhalation study in rats. This study will use purebred beagles (9 months old) with 3 males and 3 females at each dose group (low, mid, high, control; 24 total). Toxicokinetic samples will be collected from all animals on days 1 and 14 at 6 timepoints per day. Evaluations will be as described for 14 day inhalation study in rats.

Clinical Development Plan for Inhaled Gallium
Overview. A phase 1 clinical trial will be performed in healthy adults to determine the deposition and

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended safety of inhaled gallium. Subsequently, a phase 2A clinical trial in cystic fibrosis patients will be conducted to establish safety and antimicrobial activity of inhaled gallium in the target population. A multicenter, 3 month phase 2B trial will expand the number of CF patients treated and the duration of treatment prior to the pivotal phase 3 trial. More detailed clinical trial designs for each clinical testing phase have been prepared with the input of Aridis’ Clinical Advisory Board.

Phase 1 Safety, Tolerability, Deposition, and PK Trial

Part A. Demonstrate safety, tolerability, deposition, & PK of 3 escalating doses of inhaled gallium nitrate in 6 healthy adults (2 per dose level)

•                                          Safety (PFTs, AEs, ECGs, vital signs), tolerability (coughing, irritation), lung clearance by imaging, and PK will be monitored.

•                                          Safety, tolerability, and lung clearance will be evaluated before proceeding to next dose level

Part B. Demonstrate safety, tolerability and steady state PK of highest tolerated dose from Part A administered daily for 7 consecutive days

•                                          Safety, tolerability & steady state PK will be monitored periodically for duration of dosing Phase 2A Study to Evaluate Safety, Tolerability, and Anti-microbial Effect of Inhaled Gallium Nitrate

•                                          Outcomes: FEV1 (14 day versus baseline), QOL, Safety, Tolerability

•                                          Primary Efficacy endpoints - FEV1 & sputum microbiology with P. aeruginosa density and resistance

•                                          Secondary Efficacy endpoints - CF validated QOL questionnaire, Quittner tool)

Phase 28 Multi-Center Safety and Efficacy Study

•                                          Endpoints: FEV1, QOL (increase over baseline, versus placebo), and time to exacerbation, sputum Pa microbiology

•                                          Primary endpoint - FEV1

•                                          2° endpoints - CF validated QOL questionnaire, Quittner tool, and time to exacerbation), exercise test, high quality CT scan

Post Phase 2 meeting with FDA, and discussion of possible further study requirements and Phase 3 plan.

Pivotal Phase 3 Trial

•                                          Primary efficacy endpoint - FEV1

•                                          Secondary endpoints

•                                          CF validated QOL questionnaire

•                                          Quittner tool

•                                          Time to exacerbation

•                                          6 month open-label extension

•                                          Size and duration dependent on results from Phase 2 trials & FDA concurrence

NDA will follow the successful Phase 3 trials.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Phase 4 Registration Studies and other indications with chronic pulmonary Pseudomonas (Non-CF bronchiectasis, Chronic obstructive pulmonary disease [COPD], Ventilator Associated Pneumonia), Burkholderia cepacia CF population.

•                                          To satisfy requirements of FDA for long-term follow up

•                                          To pursue label expansions in pulmonary disease with chronic Pseudomonas infection

PanaecinTm	Yr1		Yr2		Yr3		Yr4		Yr5		Yr6		Yr7		Yr8		Yr9		Yr10		Yr11
Activity	1	2	1	2	1	2	1	2	1	2	1	2	1	2	1	2	1	2	1	2
Formulation & Device Dev’t (12 mo)
Analytical Dev’t & Testing (12 mo)
Preclinical Animal Testing
Bulk manufacturing — 3 clinical lots (6 mo)
Fill/finish — 3 clinical lots (6 mo)
GLP Tox studies (12 mo)
File IND (1 mo)
Phase 1 Safety, Tolerability, PK in Healthy Adults
Part A. Dose Escalation (3 mo)
Part B. 7 Day Dosing at MTD (3 mo)
Phase 2A Repeat Dose Safety, Tol., Antimicrobial in CF (18 mo)
Phase 2B Multi-center Safety & Efficacy in CF (24 m)
Phase 3 Safety & Efficacy in CF (24 mo)
File US IND (6 mo)
Regulatory Review and approval (18 mo)

Table 3. Panaecin TM Product Development Timelines for treatment of CF Chronic Lung Infections

References

1.                                      Ganite package insert

2.                                      Collery, P., Keppler, B., Madoulet, C., and Desoize, B. (2002) Gallium in cancer treatment, Crit Rev Oncol Hematol 42, 283-296.

3.                                      Chitambar Curr Opin Onco1.2004.16.547_Gallium As Antineoplastic

4.                                      Bullen et al., FEMS Immunol. Med. Microbiol. (2005) 43:325-330.

5.                                      Kaneko et al., 2007 J Clin Invest. 117: 877-888.

6.                                      Geller, D. E., Konstan, M. W., Smith, J., Noonberg, S. B., and Conrad, C. (2007) Novel tobramycin inhalation powder in cystic fibrosis subjects: Pharmacokinetics and safety, Pediatr Pulmonol 42, 307-313.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

APPENDIX 1

Table 4 The antimicrobial activity spectrum of Ga(III)